Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS RECORD FIRST QUARTER

First Quarter Earnings Per Diluted Share Up 11.4% to a Record $1.27

GREENVILLE, S.C. (July 27, 2011) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its first fiscal quarter ended June 30, 2011.

Net income for the first quarter rose 7.8% to $20.2 million compared with $18.7 million for the same quarter of the prior year.  Net income per diluted share increased 11.4% to $1.27 in the first quarter of fiscal 2012 compared with $1.14 in the prior year’s first quarter.  Gross loans increased 13.8% to a record $939.1 million compared with $824.9 million in the first quarter of fiscal 2011.

“World Acceptance’s record first quarter benefited from continued strong loan demand, our focus on expense control, the contribution from new offices in domestic markets and Mexico, and our close management of credit risks,” stated Sandy McLean, CEO.  “Our excellent growth in earnings per share also benefited from our stock repurchase program.  We used our strong cash flow to repurchase 732,600 shares of stock during the quarter.”

Total revenues increased to $123.2 million in the first quarter of fiscal 2012, an 11.6% increase over the $110.4 million reported in the first quarter last year.  The growth in revenues benefited from higher interest and fees and insurance revenues.

Interest and fee income increased 11.7%, from $96.1 million to $107.3 million in the first quarter of fiscal 2012 due to continued growth in loan volume and expansion of offices.  Insurance and other income rose to $15.8 million in the first quarter of fiscal 2012 compared with $14.3 million in the first quarter of fiscal 2011.  The first quarter fiscal 2012 results included a $1.1 million, or 10.9%, increase in insurance revenues when comparing the two quarterly periods.

Gross loans outstanding increased 13.8% to $939.1 million at June 30, 2011, up from $824.9 million at June 30, 2010.  Average net loans rose 13.1% when comparing the two quarterly periods.

“We maintained our charge-off rate level with the prior year as expected,” stated Mr. McLean.   “Charge-offs as a percent of net loans were 12.5% for the three month period ended June 30, 2011.  We remain focused on managing our credit risks as a key driver of our earnings.”

Total general and administrative expenses increased slightly to 52.4% of total revenues compared with 51.9% during the first quarter of the prior fiscal year.

MORE

WRLD Reports Record First Quarter

July 27, 2011

Key return ratios for the first quarter included a 13.7% return on average assets for a trailing 12 month period and a 22.7% return on average equity for a trailing 12 month period ended June 30, 2011.  The Company opened 20 net new offices in the first quarter of fiscal 2012.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,087 offices in 12 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-877-419-6600, passcode 2167400.  A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=80563  or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record First Quarter

July 27, 2011

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2011	2010

Interest & fees	$107,348	$96,071
Insurance & other	15,808	14,327
Total revenues	123,156	110,398
Expenses:
Provision for loan losses	22,839	19,698
General and administrative expenses
Personnel	44,635	39,734
Occupancy & equipment	8,219	7,189
Advertising	2,783	2,462
Intangible amortization	433	507
Other	8,443	7,406
	64,513	57,298
Interest expense	3,384	3,354
Total expenses	90,736	80,350
Income before taxes	32,420	30,048
Income taxes	12,238	11,334
Net income	$20,182	$18,714
Diluted earnings per share	$1.27	$1.14
Weighted average shares outstanding (diluted)	15,918	16,446

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2011	2011	2010
ASSETS
Cash	$9,802	$8,031	$6,284
Gross loans receivable	939,077	875,046	824,941
Less: Unearned interest & fees	(252,819)	(228,974)	(217,573)
Allowance for loan losses	(50,420)	(48,355)	(44,106)
Loans receivable, net	635,838	597,717	563,262
Property and equipment, net	23,680	23,366	23,031
Deferred tax benefit	14,742	14,480	11,837
Goodwill	5,635	5,634	5,654
Intangibles	6,257	6,365	7,243
Other assets	8,873	10,804	7,834
	$704,827	$666,397	$625,145

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Notes payable	247,244	187,430	218,447
Income tax payable	17,833	13,098	16,111
Accounts payable and accrued expenses	19,709	23,294	19,472
Total liabilities	284,786	223,822	254,030
Shareholders' equity	420,041	442,575	371,115
	$704,827	$666,397	$625,145

WRLD Reports Record First Quarter

July 27, 2011

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended
	June 30,
	2011	2010
Expenses as a percent of total revenues:
Provision for loan losses	18.5%	17.8%
General and administrative expenses	52.4%	51.9%
Interest expense	2.7%	3.0%

Average gross loans receivable	$906,330	$796,368

Average loans receivable	$665,256	$588,022

Loan volume	$702,592	$627,785

Net charge-offs as percent of average loans	12.5%	12.5%

Return on average assets (trailing 12 months)	13.7%	13.0%

Return on average equity (trailing 12 months)	22.7%	22.3%

Offices opened (closed) during the period, net	20	20

Offices open at end of period	1087	1010

END